Stillwater Mining Company Reports Second Quarter Earnings

BILLINGS, MT -- (Marketwire - August 08, 2012) - STILLWATER MINING COMPANY (NYSE: SWC) (TSX: SWC.U)

  Mined production of 133,400 ounces - 500,000 ounce guidance for 2012 reiterated
  Net income attributable to common stockholders of $18.2 million or $0.15 per diluted share
  Combined mined palladium and platinum sales realizations decrease to $850 per ounce
  Development projects advance in line with expectations
  Altar exploration update provided separately today

Stillwater Mining Company today reported consolidated net income attributable to common stockholders for the 2012 second quarter of $18.2 million, or $0.15 per diluted share. Total revenues for the second quarter were $212.8 million. This compares to 2011 second quarter net income of $42.7 million, or $0.39 per diluted share on revenues of $222.6 million. The second-quarter 2012 results reflect lower PGM prices and higher consolidated total cash costs than in last year's second quarter and include a $3.8 million foreign currency gain and exploration expenses of $2.0 million.

For the first six months of 2012, Stillwater reported net income attributable to common stockholders of $20.6 million, or $0.18 per diluted share, on revenues of $415.8 million, compared to net income of $78.9 million, or $0.73 per diluted share, on revenues of $392.7 million, for the same period in 2011.

The Company's mines produced a total of 133,400 ounces of palladium and platinum during the second quarter of 2012, a 6.5% decrease from the 142,700 ounce production in the second quarter of 2011 and a 10.4% increase from the 120,800 ounces produced during the first quarter of 2012. Production for the first six months was 254,200 ounces compared to 273,800 ounces in the first six months of 2011. Most of the variability in production is the result of normal changes in mining conditions and the array of stopes available for mining period to period. Based on production results for the first half of 2012 and projections for the remainder of the year, the Company is reiterating its full year guidance for mined production of 500,000 ounces.

Second quarter 2012 revenues from sales of mined production (including by-products) totaled $116.2 million, down from $139.7 million in the same period last year on lower PGM prices and volumes. Combined sales realizations decreased during the second quarter of 2012 for mined palladium and platinum ounces, averaging $850 per ounce, an 11.8% decrease from the $964 per ounce realized in the second quarter of 2011. The total quantity of mined palladium and platinum sold decreased to 128,100 ounces in the second quarter of 2012, compared to 136,600 ounces sold during the same period in 2011, a 6.2% decrease. Income in the second quarter of 2012 consisted of $26.3 million from mining operations and $3.7 million from recycling activities. For the second quarter of 2011, income from mining operations and recycling activities were $59.5 million and $3.4 million, respectively.

Total cash costs per mined ounce (a non-GAAP measure defined below) averaged $454 in the second quarter of 2012, compared to total cash costs of $384 per ounce for the second quarter of 2011. This increase in cash costs, which was forecast, is primarily a result of higher labor costs, reflecting an increase in contractual wage and benefit rates and hiring for the Company's new miner training program, as well as lower mine production. Based on current projections, the Company is maintaining its total cash costs guidance of $500 per mined ounce for the full year 2012.

The Company processed recycling material containing 123,100 ounces of palladium, platinum and rhodium through the smelter and refinery during the second quarter of 2012, down slightly from the 125,200 ounces recycled during the second quarter of 2011. Recycling sales volumes, however, increased to 92,900 ounces in the second quarter of 2012, compared to 61,300 ounces in the second quarter of 2011, reflecting a higher proportion of recycling ounces purchased rather than tolled during the quarter. Revenues from sales of purchased recycling materials totaled $95.7 million in the 2012 second quarter, up from $81.6 million in the same period last year. Tolling revenues declined to $0.9 million in this year's second quarter, compared to $1.3 million in the comparable quarter of 2011. The Company's recycling segment had net income for the second quarter of 2012 of $3.7 million (including financing income), compared to net income of $3.4 million reported for the second quarter of 2011. The Company's combined average realized price for sales of recycled platinum, palladium and rhodium declined to $1,030 per ounce in the second quarter of 2012 from $1,330 per ounce in the second quarter of 2011.

Commenting on these results, Francis R. McAllister, Stillwater's chairman and chief executive officer, stated, "Overall, I am very pleased with the Company's performance during the second quarter. Mine production and costs were in-line with our expectations, ore grades were good, development was on plan and our recycling business continued to perform well. We also made good progress on all of our development projects. Unfortunately, PGM prices continued to decline during the quarter. Our average combined sales realizations from mined production decreased to $850 per ounce during the second quarter, down from $875 per ounce realized during the first quarter this year and $964 per ounce averaged during the second quarter last year. At the end of the second quarter palladium was quoted in London at $578 per ounce and platinum at $1,428 per ounce, which would yield a market basket realization for Stillwater of about $771 per ounce. While several factors, including the strengthening of the U.S. dollar, have recently depressed the market prices for palladium and platinum (along with many other commodities), we continue to believe the supply and demand fundamentals for PGMs -- and particularly palladium -- remain attractive and that over time our business will benefit from these fundamentals. However, if these lower PGM prices continue in the near term, they will negatively impact our 2012 earnings, and will require adjustment to the rate of our project spending.

"The Blitz and Graham Creek development projects, located adjacent to our existing Montana mines, are moving ahead on plan. The underground launch chamber for the Blitz tunnel-boring machine (TBM) has been completed, and the assembly of the TBM is nearing completion. We anticipate that the TBM will be commissioned by the end of this quarter and will start developing to the east of the existing Stillwater Mine infrastructure. A separate TBM already in operation at the Graham Creek project, within the East Boulder Mine, advanced an additional 1,200 feet during the second quarter, bringing the total to about 3,700 feet for this drive since it began last year. The project is on target to complete the planned 8,200 new feet of primary access during the second quarter of 2013.

"We are pleased with the continued progress at our Marathon PGM-copper project in Canada. We announced early last month that the Company, through our 75%-owned subsidiary, Stillwater Canada Inc., had submitted the Environmental Impact Statement (EIS) for the project to a Joint Federal and Provincial Review Panel. Over the next several months, this review panel will coordinate an assessment of the project with local communities, organizations and other potentially affected parties in the Marathon area. We are working closely with these groups as the review process moves forward. And we are delighted to have put in place the joint venture agreement with Mitsubishi early in the second quarter.

"In April of this year, we finished up our first drilling season at the Altar copper-gold project in Argentina. The assays from that drilling have now been completed, and concurrently with the release of our second quarter results today, we are issuing a separate exploration update on the Altar project that includes this season's drill results. I would like to thank all those involved with the exploration team, including the contractors, for their dedicated contributions to the program. This year's drilling season at Altar, which included over 27,000 meters of new core drilled, has allowed us to confirm, expand and further delineate the copper and gold mineralization at Altar East, evaluate the deep copper mineralization at Altar Central and better define the gold mineralization in the Quebrada de la Mina area. In order to fully define the limits of the Altar deposit, further drilling remains. In the meantime, metallurgical testing is being conducted on the new drill core which will ultimately result in an updated resource estimate. I would encourage you to review the Altar exploration update."

Concluding his remarks, Mr. McAllister added, "I express my appreciation personally to all of our employees for their hard work and many contributions to Stillwater's success and in particular for their dedication to safety, which is our most important priority. The Company's safety incident rate (including contractors on site), measured in terms of reportable incidents per 200,000 hours worked, averaged a rate of 2.2 during the first half of 2012, down from 3.3 for the first half of 2011. I commend each of our employees for this significant improvement."

Cash Flow and Liquidity

At June 30, 2012, the Company's available cash was $197.2 million, compared to $109.1 million at December 31, 2011. If highly liquid short-term investments are included with available cash, the Company's balance sheet liquidity totaled $255.1 million at June 30, 2012, an increase from $158.6 million at December 31, 2011. Of the Company's current cash balance, $49.7 million is dedicated to the Marathon PGM-copper project (and other related properties) and is unavailable for other corporate purposes. Net working capital -- comprised of total current assets (including available cash and short-term investments), less current liabilities -- decreased to $269.0 million at June 30, 2012, from $327.8 million at year end 2011. The June 30, 2012 balance includes $166.5 million reclassified as the current portion of long-term debt, reflecting convertible debentures that may be redeemed by their holders on March 15, 2013.

Net cash provided by operating activities (which includes changes in working capital) totaled $39.4 million in the second quarter of 2012, compared to $58.8 million of cash provided in the second quarter of 2011. Capital expenditures were $36.6 million in the second quarter of 2012, up from $23.1 million in the second quarter of 2011. Capital expenditures are expected to total about $135 million for the full year 2012.

In view of the decrease in commodity prices this year, and in particular in PGMs, the Company is monitoring its spending closely. The Company may have to make adjustments such as deferring or extending certain spending commitments. Although the Company currently has a comparatively strong cash position, a number of factors weigh against drawing down cash balances. In this regard, the Company is considering the refinancing of its convertible debentures but, if market conditions remain unattractive, the Company will be in a position to redeem the debt with cash on hand. Taking into account the cyclical nature of the Company's commodity business and the desire to prudently maintain sufficient liquidity through a downturn, it is likely that the Company would scale back or delay certain of its projects. With these factors in mind, together with the assumptions underlying the Company's plans, the Company believes its liquidity position is sufficient at this time.

Outstanding debt at June 30, 2012, was $203.1 million, up from $196.0 million at December 31, 2011. The Company's total debt includes the $166.5 million outstanding in the form of convertible debentures, $29.5 million of Exempt Facility Revenue Bonds due in 2020, a capital lease of $6.7 million and $0.4 million for a small installment land purchase.

Second Quarter Results - Details

For the second quarter of 2012, the Company's mine production was 133,400 PGM ounces. The Company's Stillwater Mine produced 98,100 ounces, a decrease of 9.9% from the 108,900 ounces produced in the second quarter of 2011 but an increase of 11.9% over the 87,700 produced in the first quarter of 2012. The production decrease from last year's second quarter at the Stillwater Mine was primarily attributable to lower tons mined as a result of the fluctuations in overall mining conditions, the mix of mining stopes and the availability of miners. Production at the Company's East Boulder Mine of 35,300 ounces in the second quarter of 2012 reflected a 4.4% increase over the 33,800 ounces produced in the same quarter of 2011 and an increase of 6.6% from the 33,100 ounces produced in the first quarter of 2012.

Revenues for the second quarter of 2012 were $212.8 million, a decrease of 4.4% from the $222.6 million recorded in the second quarter of 2011. Proceeds from sales of mined PGMs and by-products totaled $116.2 million in the second quarter of 2012, a 16.8% decrease from the $139.7 million in the same quarter of 2011, reflecting the decrease in both ounces sold and PGM prices during the quarter. Recycling revenues increased by 16.5% to $96.6 million from $82.9 million in the second quarter of 2011 as a result of an increased proportion of purchased ounces as compared to toll material processed. Sales from mine production totaled 128,100 ounces in the second quarter of 2012 at an overall average realization of $850 per ounce, as compared to 136,600 ounces at $964 per ounce in the second quarter of 2011. Sales ounces were less than production in the quarter due to normal timing differences in inventory flows. The Company's average net realization on palladium sales from mine production was $643 per ounce in the second quarter of 2012, compared to $752 per ounce for the same period in 2011. The Company's average net realization on platinum was $1,502 per ounce in the second quarter of 2012 and $1,769 per ounce in the second quarter of 2011. Focusing on end of quarter prices, the London Bullion Market Association afternoon posted prices per ounce for palladium and platinum were $578 and $1,428, respectively, on June 29, 2012, and $761 and $1,722, respectively, on June 30, 2011.

Consolidated cash costs per mined ounce (a non-GAAP measure defined below) averaged $454 in the second quarter of 2012, an increase compared to total cash costs of $384 per ounce for the second quarter of 2011 but well below the $514 per ounce reported for the first quarter of 2012. The Stillwater Mine's total cash costs averaged $426 per ounce in the second quarter of 2012, compared to the $367 per ounce reported in the second quarter of 2011. The East Boulder Mine's total cash costs averaged $529 per ounce during the second quarter of 2012, compared to $442 per ounce during second quarter of 2011. The most significant driver of cash cost per mined ounce growth since the second quarter of last year at both mines was an increase in staffing levels, along with higher wage and benefit rates. The increase in staffing levels was primarily attributable to hiring for the new miner training program and to accommodate increasing travel distances as the mine expands.

Costs of metals sold (before depreciation and amortization expense) increased to $168.1 million in the second quarter of 2012 from $144.6 million in the second quarter of 2011. Mining costs included in costs of metals sold increased to $75.0 million in the 2012 second quarter from $65.1 million in the 2011 second quarter, the result of higher wage and benefit costs as well as some inflationary bias in materials costs. Recycling costs, which primarily reflect the cost of acquiring spent catalytic materials for processing, totaled $93.1 million in the second quarter of 2012, higher than the $79.6 million reported in the second quarter of 2011. The increase was due to a higher proportion of recycled material purchased outright by the Company during the second quarter of 2012 compared to the same period last year.

Depreciation and amortization expense decreased to $14.9 million in the second quarter of 2012 from $15.7 million in the same period of 2011. The decrease is attributable to a lower depreciable base in our fixed asset accounts in 2012, as many assets were fully depreciated during 2010 and 2011.

General and administrative ("G&A") costs increased to $10.1 million in the second quarter of 2012, a slight increase over the $9.9 million incurred during the same period of 2011. Exploration expenses totaled $2.0 million for the second quarter of 2012, of which almost all was attributable to the Altar copper-gold project. Exploration expenses incurred during the second quarter of 2011 were negligible. Marketing expenses increased to $3.7 million in the 2012 second quarter compared to $2.8 million in the same quarter of 2011. The Company continues its focus on developing markets for its primary product -- palladium. Research and development costs decreased to $0.1 million in this year's second quarter from $0.6 million in the same quarter of 2011.

Reported net income attributable to common stockholders for the second quarter of 2012 of $18.2 million included, by business segment, net income of $26.3 million from mining operations, net income of $3.7 million from recycling activities (including financing income), net income of $1.4 million related to the Altar copper-gold project (including a foreign currency gain of $3.8 million), $1.2 million of costs associated with the Marathon properties, and corporate costs of $12.5 million. In addition, the Company reported a $0.2 million income tax benefit and a $0.4 million net loss attributable to noncontrolling interest for the second quarter of 2012. The net income attributable to common stockholders of $42.7 million recorded for the second quarter 2011 included, by business segment, $59.5 million of income from mining operations and $3.4 million income from recycling activities (including financing income), $0.8 million of costs associated with the Marathon properties and corporate costs of $13.7 million. For the second quarter of 2011, the Company reported a $5.7 million income tax provision.

First Six Months' Results - Details

During the first six months of 2012, the Company's mining operations produced 254,200 ounces of palladium and platinum, including 185,800 ounces from the Stillwater Mine and 68,400 ounces from the East Boulder Mine. For the comparable period in 2011, total mine production of 273,800 ounces included Stillwater Mine production of 207,500 ounces and East Boulder production of 66,300. The decrease in ounces produced at the Stillwater Mine for the first half of 2012 was primarily the result of fewer tons mined.

Sales of palladium and platinum from mine production totaled 251,100 ounces in the first six months of 2012 at an overall average realization of $862 per ounce. The first six months of 2011 saw sales of mine production totaling 251,700 ounces at $978 per ounce. The Company's average realization to date in 2012 on palladium sales from mine production was $657 per ounce, compared to $767 per ounce in the 2011's first half. The comparable average realization on platinum from mine production was $1,547 per ounce for the first six months of 2012 and $1,775 per ounce in the 2011 first half.

During the first half of 2012, the Company processed about 230,400 ounces of PGMs from recycled catalytic materials, including both purchased catalysts and toll materials processed on behalf of others for a fee. By comparison, in the first six months of 2011, the Company processed about 240,800 ounces of recycled material. Of the purchased catalysts processed, the Company sold a total of 175,300 ounces of platinum, palladium and rhodium during the first half of 2012 at an overall average price of about $1,034 per ounce; for the first half of 2011, the Company sold about 104,000 recycled ounces at an average realization of $1,234 per ounce.

Revenues for the first six months of 2012 totaled $415.8 million, up 5.9% from $392.7 million in the first six months of 2011. Recycling revenues increased to $182.9 million in the first half of 2012 up from $131.0 million in last year's first half, accounting for all the growth in total revenue. Proceeds from sales of mined PGMs totaled $232.9 million in the 2012 first half, down from $261.7 million in the same period of 2011.

Costs of metals sold (before depreciation and amortization expense) increased to $326.3 million in the 2012 first six months of 2012 from $250.1 million in the first half of 2011. Mining costs included in costs of metals sold increased to $149.0 million in the 2012 first half from $125.3 million in the 2011 period. Recycling costs, largely comprised of the cost to purchase spent catalytic materials for processing, totaled $177.3 million in the first half of 2012, up from $124.7 million in the first six months of 2011. The increase in costs was primarily due to a higher proportion of recycled material purchased outright by the Company during the second quarter of 2012, compared to the same period last year.

Depreciation and amortization expense decreased slightly to $29.5 million in the first half of 2012 compared to $31.7 million in the same period of 2011.

General and administrative ("G&A") costs increased to $22.6 million in the first half of 2012 an increase over the $16.3 million for the same period of 2011. This increase was primarily attributable to one-time software licensing fees, higher legal and advisory services and growth in project administrative costs. Exploration expenses totaled $12.1 million for the six-months ending June 30, 2012, of which almost all was attributable to the Altar copper-gold project. Marketing expenses increased to $6.0 million in the first half of 2012 compared to $3.7 million in the same time period of 2011.

The Company's reported net income attributable to common stockholders of $20.6 million for the first six months of 2012 included, by business segment, $54.6 million of income from mining operations, net income of $6.0 million from recycling activities (including financing income), costs of $4.9 million associated with the Marathon properties, costs of $7.5 million related to the Altar copper-gold project (net of a foreign currency gain of $6.7 million), and corporate costs of $26.9 million. For the first half of 2012, the Company reported a $1.0 million income tax provision and a net loss of $0.4 million attributable to noncontrolling interest. The net income attributable to common stockholders of $78.9 million recorded for the first six months of 2011 included, by business segment, $105.4 million of income from mining operations and $6.3 million income from recycling activities (including financing income), $1.0 million of costs associated with the Marathon properties and corporate costs of a $22.0 million. The Company reported a $9.8 million income tax provision for the first six months of 2011.

Second Quarter Results Webcast and Conference Call

Stillwater Mining Company will release its second quarter 2012 earnings results before the United States financial markets open on Wednesday, August 8, 2012. The Company will conduct a conference call to discuss results the same day at approximately 12:00 p.m. Eastern Daylight Time.

Dial-In Numbers:
United States: (800) 230-1059
International: (612) 288-0329

The conference call will be simultaneously webcast through the Company's website at www.stillwatermining.com in the Investor Relations section.

A telephone replay of the call will be available for one week following the event. The replay dial-in numbers are (800) 475-6701 (U.S.) and (320) 365-3844 (International), access code 254899. In addition, the call transcript will be archived in the Investor Relations section of the Company's website.

About Stillwater Mining Company

Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa and the Russian Federation. The Company's shares are traded on the New York Stock Exchange under the symbol SWC and on the Toronto Stock Exchange under the symbol SWC.U. Information on Stillwater Mining can be found at its website: www.stillwatermining.com.

Some statements contained in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially. These statements may contain words such as "desires," "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause its actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Additional information regarding factors that could cause results to differ materially from management's expectations is found in the section entitled "Risk Factors" in the Company's 2011 Annual Report on Form 10-K, in its quarterly Form 10-Q filings, and in corresponding filings with Canadian securities regulatory authorities. The Company intends that the forward-looking statements contained herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements. The Company disclaims any obligation to update forward-looking statements.

Stillwater Mining Company
Consolidated Statements of Operations and Comprehensive Income
(Unaudited)
(in thousands, except per share data)

                                     Three Months Ended   Six Months Ended
                                          June 30,            June 30,
                                     ------------------  ------------------
                                       2012      2011      2012      2011
                                     --------  --------  --------  --------
Revenues
  Mine production                    $116,190  $139,733  $232,894  $261,713
  PGM recycling                        96,585    82,872   182,932   130,953
                                     --------  --------  --------  --------
      Total revenues                  212,775   222,605   415,826   392,666
Costs and expenses
  Costs of metals sold
    Mine production                    74,996    65,094   149,025   125,344
    PGM recycling                      93,149    79,552   177,264   124,706
                                     --------  --------  --------  --------
      Total costs of metals sold      168,145   144,646   326,289   250,050
  Depletion, depreciation and
   amortization
    Mine production                    14,601    15,395    29,005    31,196
    PGM recycling                         261       265       529       527
                                     --------  --------  --------  --------
      Total depletion, depreciation
       and amortization                14,862    15,660    29,534    31,723
                                     --------  --------  --------  --------
        Total costs of revenues       183,007   160,306   355,823   281,773
  Exploration                           2,000        75    12,117        75
  Marketing                             3,650     2,800     5,988     3,653
  Research and development                 77       621       782     1,080
  General and administrative           10,117     9,893    22,595    16,255
  Abandonment of non-producing
   property                                 -         -     2,835         -
  Loss/(Gain) on disposal of
   property, plant and equipment          297      (207)      292      (226)
                                     --------  --------  --------  --------
        Total costs and expenses      199,148   173,488   400,432   302,610
Operating income                       13,627    49,117    15,394    90,056
Other income/(expense)
  Other                                   577         4       585        12
  Interest income                         790       951     1,435     1,733
  Interest expense                     (1,153)   (1,637)   (2,868)   (3,272)
  Foreign currency transaction gain     3,778         -     6,709       182
                                     --------  --------  --------  --------
Income before income tax provision     17,619    48,435    21,255    88,711
Income tax benefit/(provision)            210    (5,737)     (987)   (9,821)
                                     --------  --------  --------  --------
Net income                           $ 17,829  $ 42,698  $ 20,268  $ 78,890
                                     --------  --------  --------  --------
Net loss attributable to
 noncontrolling interest                 (371)        -      (371)        -
                                     --------  --------  --------  --------
Net income attributable to common
 stockholders                        $ 18,200  $ 42,698  $ 20,639  $ 78,890
                                     --------  --------  --------  --------
Other comprehensive income/(loss),
 net of tax
  Net unrealized (losses)/gains on
   securities available for sale         (109)       86       199      (104)
                                     --------  --------  --------  --------
Comprehensive income attributable to
 common stockholders                 $ 18,091  $ 42,784  $ 20,838  $ 78,786
                                     ========  ========  ========  ========
Weighted average common shares
 outstanding
  Basic                               115,819   103,037   115,686   102,688
  Diluted                             123,855   111,123   116,671   110,924
Basic earnings per share
 attributable to common stockholders $   0.16  $   0.41  $   0.18  $   0.77
Diluted earnings per share
 attributable to common stockholders $   0.15  $   0.39  $   0.18  $   0.73
                                     ========  ========  ========  ========

Stillwater Mining Company
Consolidated Balance Sheets
(Unaudited)
(in thousands, except share and per share data)

                                                   June 30,    December 31,
                                                     2012          2011
                                                 ------------  ------------
ASSETS
Cash and cash equivalents                        $    197,157  $    109,097
Investments, at fair market value                      57,953        49,533
Inventories                                           121,578       131,856
Trade receivables                                       8,568         6,188
Deferred income taxes                                 109,629        96,036
Other current assets                                   12,473         9,433
                                                 ------------  ------------
  Total current assets                                507,358       402,143
Mineral properties                                    597,187       596,686
Property, plant and equipment, net of $465,847
 and $436,612 of accumulated depletion,
 depreciation and amortization                        394,923       367,727
Restricted cash                                        24,995        25,070
Other noncurrent assets                                11,444        11,915
                                                 ------------  ------------
    Total assets                                 $  1,535,907  $  1,403,541
                                                 ============  ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable                                 $     24,582  $     26,880
Accrued compensation and benefits                      28,846        27,573
Property, production and franchise taxes payable       14,853        14,071
Current portion of long-term debt and capital
 lease obligations                                    168,228             -
Income taxes payable                                        -         1,235
Other current liabilities                               1,811         4,576
                                                 ------------  ------------
  Total current liabilities                           238,320        74,335
Long-term debt                                         34,849       196,046
Deferred income taxes                                 277,085       270,101
Accrued workers compensation                            6,558         6,056
Asset retirement obligation                             7,641         7,331
Other noncurrent liabilities                            5,318         5,704
                                                 ------------  ------------
  Total liabilities                                   569,771       559,573
                                                 ------------  ------------
Equity
Stockholders' equity
Preferred stock, $0.01 par value, 1,000,000
 shares authorized; none issued                             -             -
Common stock, $0.01 par value, 200,000,000
 shares authorized; 115,907,989 and 115,375,604
 shares issued and outstanding                          1,159         1,154
Paid-in capital                                       927,356       878,050
Accumulated deficit                                   (13,636)      (34,275)
Accumulated other comprehensive loss                     (762)         (961)
                                                 ------------  ------------
  Total stockholders' equity                          914,117       843,968
                                                 ------------  ------------
Noncontrolling interest                                52,019             -
                                                 ------------  ------------
  Total equity                                        966,136       843,968
                                                 ------------  ------------
  Total liabilities and stockholders' equity     $  1,535,907  $  1,403,541
                                                 ============  ============

Stillwater Mining Company
Consolidated Statements of Cash Flows
(Unaudited)

                                     Three Months Ended   Six Months Ended
(in thousands)                            June 30,            June 30,
                                     ------------------  ------------------
                                       2012      2011      2012      2011
                                     --------  --------  --------  --------
Cash flows from operating activities
Net income                           $ 17,829  $ 42,698  $ 20,268  $ 78,890
Adjustments to reconcile net income
 to net cash provided by operating
 activities:
  Depletion, depreciation and
   amortization                        14,862    15,660    29,534    31,723
  Loss/(Gain) on disposal of
   property, plant and equipment          297      (207)      292      (226)
  Abandonment of non-producing
   property                                 -         -     2,835         -
  Accretion of asset retirement
   obligation                             157       145       310       286
  Amortization of debt issuance
   costs                                  315       246       629       491
  Share based compensation and other
   benefits                             4,115     2,689     7,887     5,789
Changes in operating assets and
 liabilities:
  Inventories                          11,486   (15,505)    9,920   (55,569)
  Trade receivables                       802        81    (2,380)     (393)
  Accrued compensation and benefits       377     3,051     1,234     4,341
  Accounts payable                     (7,029)    1,450    (2,336)    4,644
  Property, production and franchise
   taxes payable                          (22)    1,273       396     2,944
  Income taxes payable                   (268)    5,737    (3,115)    9,821
  Workers compensation                    502       (78)      502      (554)
  Restricted cash                           -         -        75     3,000
  Other                                (4,051)    1,571   (10,683)    7,496
                                     --------  --------  --------  --------
Net cash provided by operating
 activities                            39,372    58,811    55,368    92,683
                                     --------  --------  --------  --------
Cash flows from investing activities
  Capital expenditures                (36,593)  (23,110)  (59,313)  (46,295)
  Purchase of long-term investment          -         -         -      (616)
  Proceeds from disposal of
   property, plant and equipment           20       207        28       228
  Purchases of investments            (26,637)  (32,801)  (31,887)  (98,096)
  Proceeds from maturities of
   investments                         19,088    58,575    23,549   137,017
                                     --------  --------  --------  --------
Net cash (used in) provided by
 investing activities                 (44,122)    2,871   (67,623)   (7,762)
                                     --------  --------  --------  --------
Cash flows from financing activities
  Proceeds from sale of
   noncontrolling interest, net of
   transaction costs                   94,669         -    93,821         -
  Issuance of long-term debt            7,176         -     7,176         -
  Payments on long term debt and
   capital lease obligations             (495)        -      (495)        -
  Payments for debt issuance costs          -         -      (219)        -
  Issuance of common stock                  3         7        32       725
                                     --------  --------  --------  --------
Net cash provided by financing
 activities                           101,353         7   100,315       725
                                     --------  --------  --------  --------
Cash and cash equivalents
  Net increase                         96,603    61,689    88,060    85,646
  Balance at beginning of period      100,554    43,320   109,097    19,363
                                     --------  --------  --------  --------
Balance at end of period             $197,157  $105,009  $197,157  $105,009
                                     ========  ========  ========  ========

Stillwater Mining Company
Key Operating Factors
(Unaudited)

                                                  Three Months   Six Months
                                                     Ended         Ended
(in thousands, except where noted)                  June 30,      June 30,
                                                 ------------- -------------
                                                  2012   2011   2012   2011
                                                 ------ ------ ------ ------
OPERATING AND COST DATA FOR MINE PRODUCTION
Consolidated:
Ounces produced
Palladium                                           102    110    196    211
Platinum                                             31     33     58     63
                                                 ------ ------ ------ ------
Total                                               133    143    254    274
                                                 ====== ====== ====== ======
Tons milled                                         269    297    539    590
Mill head grade (ounce per ton)                    0.54   0.52   0.51   0.50
Sub-grade tons milled (1)                            18     18     30     40
Sub-grade tons mill head grade (ounce per ton)     0.16   0.18   0.16   0.18
Total tons milled (1)                               287    315    569    630
Combined mill head grade (ounce per ton)           0.51   0.50   0.49   0.48
Total mill recovery (%)                              92     92     91     92
Total operating costs per ounce (Non-GAAP) (2)   $  374 $  298 $  400 $  317
Total cash costs per ounce (Non-GAAP) (2)        $  454 $  384 $  482 $  410
Total production costs per ounce (Non-GAAP) (2)  $  562 $  488 $  596 $  521
Total operating costs per ton milled (Non-GAAP)
 (2)                                             $  174 $  135 $  179 $  138
Total cash costs per ton milled (Non-GAAP) (2)   $  211 $  174 $  216 $  178
Total production costs per ton milled (Non-GAAP)
 (2)                                             $  261 $  221 $  266 $  226
Stillwater Mine:
Ounces produced
Palladium                                            75     84    143    160
Platinum                                             23     25     43     48
                                                 ------ ------ ------ ------
Total                                                98    109    186    208
                                                 ====== ====== ====== ======
Tons milled                                         168    195    340    389
Mill head grade (ounce per ton)                    0.63   0.59   0.59   0.57
Sub-grade tons milled (1)                            10     15     17     32
Sub-grade tons mill head grade (ounce per ton)     0.20   0.19   0.21   0.20
Total tons milled (1)                               178    210    357    421
Combined mill head grade (ounce per ton)           0.61   0.56   0.57   0.54
Total mill recovery (%)                              92     93     92     92
Total operating costs per ounce (Non-GAAP) (2)   $  352 $  284 $  375 $  310
Total cash costs per ounce (Non-GAAP) (2)        $  426 $  367 $  451 $  397
Total production costs per ounce (Non-GAAP) (2)  $  538 $  476 $  569 $  514
Total operating costs per ton milled (Non-GAAP)
 (2)                                             $  195 $  148 $  195 $  153
Total cash costs per ton milled (Non-GAAP) (2)   $  235 $  190 $  234 $  196
Total production costs per ton milled (Non-GAAP)
 (2)                                             $  297 $  247 $  296 $  253

Stillwater Mining Company
Key Operating Factors (continued)
(Unaudited)

                                                  Three Months   Six Months
                                                     Ended         Ended
                                                    June 30,      June 30,
                                                 ------------- -------------
                                                  2012   2011   2012   2011
                                                 ------ ------ ------ ------
OPERATING AND COST DATA FOR MINE PRODUCTION
(Continued)
East Boulder Mine:
Ounces produced
Palladium                                            27     26     53     51
Platinum                                              8      8     15     15
                                                 ------ ------ ------ ------
Total                                                35     34     68     66
                                                 ====== ====== ====== ======
Tons milled                                         101    102    199    201
Mill head grade (ounce per ton)                    0.38   0.37   0.38   0.37
Sub-grade tons milled (1)                             9      3     13      8
Sub-grade tons mill head grade (ounce per ton)     0.11   0.11   0.11   0.11
Total tons milled (1)                               110    105    212    209
Combined mill head grade (ounce per ton)           0.36   0.36   0.36   0.36
Total mill recovery (%)                              91     90     90     89
Total operating costs per ounce (Non-GAAP) (2)   $  434 $  340 $  468 $  339
Total cash costs per ounce (Non-GAAP) (2)        $  529 $  442 $  569 $  450
Total production costs per ounce (Non-GAAP) (2)  $  628 $  528 $  670 $  542
Total operating costs per ton milled (Non-GAAP)
 (2)                                             $  140 $  108 $  151 $  107
Total cash costs per ton milled (Non-GAAP) (2)   $  171 $  141 $  184 $  143
Total production costs per ton milled (Non-GAAP)
 (2)                                             $  203 $  168 $  216 $  172

(1) Sub-grade tons milled includes reef waste material only. Total tons milled includes ore tons and sub-grade tons only. See "Proven and
    Probable Ore Reserves - Discussion" in the Company's 2011 Annual Report
    on Form 10-K for further information.
(2) Total operating costs include costs of mining, processing and administrative expenses at the mine site (including mine site overhead and credits for metals produced other than palladium and platinum from mine production). Total cash costs include total operating costs plus royalties, insurance and taxes other than income taxes. Total production costs include total cash costs plus asset retirement costs and depreciation and amortization. Income taxes, corporate general and administrative expenses, asset impairment write-downs, gain or loss on disposal of property, plant and equipment, restructuring costs and interest income and expense are not included in total operating costs, total cash costs or total production costs. Operating costs per ton, operating costs per ounce, cash costs per ton, cash costs per ounce, production costs per ton and production costs per ounce are non-GAAP measurements that management uses to monitor and evaluate the efficiency of its mining operations. These measures of cost are not defined under
    U.S. Generally Accepted Accounting Principles (GAAP). Please see
    "Reconciliation of Non-GAAP Measures to Costs of Revenues" and the
    accompanying discussion for additional detail.

Stillwater Mining Company
Key Operating Factors (continued)
(Unaudited)

                                               Three Months     Six Months
                                                  Ended           Ended
(in thousands, except for average prices)        June 30,        June 30,
                                               2012    2011    2012    2011
                                             ------- ------- ------- -------
SALES AND PRICE DATA
Ounces sold
Mine production:
  Palladium (oz.)                                 97     108     193     199
  Platinum (oz.)                                  31      29      58      53
                                             ------- ------- ------- -------
    Total                                        128     137     251     252
                                             ------- ------- ------- -------

PGM recycling: (1)
  Palladium (oz.)                                 57      31     103      57
  Platinum (oz.)                                  30      26      60      40
  Rhodium (oz.)                                    6       4      13       7
                                             ------- ------- ------- -------
    Total                                         93      61     176     104
                                             ------- ------- ------- -------

By-products from mining: (2)
  Rhodium (oz.)                                    1       -       2       -
  Gold (oz.)                                       2       2       5       4
  Silver (oz.)                                     2       1       3       3
  Copper (lb.)                                   175     219     349     394
  Nickel (lb.)                                   252     331     541     671

Average realized price per ounce (3)
Mine production:
  Palladium ($/oz.)                          $   643 $   752 $   657 $   767
  Platinum ($/oz.)                           $ 1,502 $ 1,769 $ 1,547 $ 1,775
    Combined ($/oz) (4)                      $   850 $   964 $   862 $   978
PGM recycling: (1)
  Palladium ($/oz.)                          $   680 $   785 $   664 $   724
  Platinum ($/oz.)                           $ 1,610 $ 1,787 $ 1,569 $ 1,756
  Rhodium ($/oz)                             $ 1,413 $ 2,381 $ 1,500 $ 2,336
    Combined ($/oz) (4)                      $ 1,030 $ 1,330 $ 1,034 $ 1,234
By-products from mining: (2)
  Rhodium ($/oz.)                            $ 1,295 $ 1,981 $ 1,378 $ 1,981
  Gold ($/oz.)                               $ 1,594 $ 1,508 $ 1,644 $ 1,444
  Silver ($/oz.)                             $    29 $    39 $    31 $    35
  Copper ($/lb.)                             $  3.35 $  3.97 $  3.48 $  4.06
  Nickel ($/lb.)                             $  6.52 $ 10.00 $  7.11 $ 10.28

Average market price per ounce (3)
  Palladium ($/oz.)                          $   628 $   759 $   656 $   775
  Platinum ($/oz.)                           $ 1,499 $ 1,781 $ 1,555 $ 1,787
    Combined ($/oz) (4)                      $   838 $   972 $   863 $   987

(1) Ounces sold and average realized price per ounce from PGM recycling relate to ounces produced from processing of catalyst materials.
(2) By-product metals sold reflect contained metal. Realized prices reflect net values (discounted due to product form and transportation and marketing charges) per unit received.
(3) The Company's average realized price represents revenues, which include the effect of hedging gains and losses realized on commodity instruments and agreement discounts, divided by ounces sold. The average market price represents the average London Bullion Market Association afternoon postings for the actual months of the period.
(4) The Company reports a combined average realized and a combined average market price of palladium and platinum at the same ratio as ounces that are produced from the base metal refinery.

Reconciliation of Non-GAAP Measures to Costs of Revenues

The Company utilizes certain non-GAAP measures as indicators in assessing the performance of its mining and processing operations during any period. Because of the processing time required to complete the extraction of finished PGM products, there are typically lags of one to three months between ore production and sale of the finished product. Sales in any period include some portion of material mined and processed from prior periods as the revenue recognition process is completed. Consequently, while costs of revenues (a GAAP measure included in the Company's Consolidated Statement of Operations and Comprehensive Income) appropriately reflects the expense associated with the materials sold in any period, the Company has developed certain non-GAAP measures to assess the costs associated with its producing and processing activities in a particular period and to compare those costs between periods.

While the Company believes that these non-GAAP measures may also be of value to outside readers, both as general indicators of the Company's mining efficiency from period to period and as insight into how the Company internally measures its operating performance, these non-GAAP measures are not standardized across the mining industry and in most cases will not be directly comparable to similar measures that may be provided by other companies. These non-GAAP measures are only useful as indicators of relative operational performance in any period, and because they do not take into account the inventory timing differences that are included in costs of revenues, they cannot meaningfully be used to develop measures of earnings or profitability. A reconciliation of these measures to costs of revenues for each period shown is provided as part of the following tables, and a description of each non-GAAP measure is provided below.

Total Costs of Revenues: For the Company as a whole, this measure is equal to total costs of revenues, as reported in the Consolidated Statement of Operations and Comprehensive Income. For the Stillwater Mine, the East Boulder Mine, and other PGM activities, the Company segregates the expenses within total costs of revenues that are directly associated with each of these activities and then allocates the remaining facility costs included in total cost of revenues in proportion to the monthly volumes from each activity. The resulting total costs of revenues measures for Stillwater Mine, East Boulder Mine and other PGM activities are equal in total to total costs of revenues as reported in the Company's Consolidated Statement of Operations and Comprehensive Income.

Total Production Costs (Non-GAAP): Calculated as total costs of revenues (for each mine or combined) adjusted to exclude gains or losses on asset dispositions, costs and profit from recycling activities, revenues from the sale of mined by-products and timing differences resulting from changes in product inventories. This non-GAAP measure provides a comparative measure of the total costs incurred in association with production and processing activities in a period, and may be compared to prior periods or between the Company's mines.

When divided by the total tons milled in the respective period, Total Production Cost per Ton Milled (Non-GAAP) -- measured for each mine or combined -- provides an indication of the cost per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. Because ore tons are first actually weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Production Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Production Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Production Cost per Ounce (Non-GAAP) -- measured for each mine or combined -- provides an indication of the cost per ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because extracting PGM material is ultimately the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Production Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Production Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Total Cash Costs (Non-GAAP): This non-GAAP measure is calculated by excluding the depreciation and amortization and asset retirement costs from Total Production Costs (Non-GAAP) for each mine or combined. The Company uses this measure as a comparative indication of the cash costs related to production and processing in any period.

When divided by the total tons milled in the respective period, Total Cash Cost per Ton Milled (Non-GAAP) -- measured for each mine or combined -- provides an indication of the level of cash costs incurred per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. Because ore tons are first weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Cash Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Cash Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Cash Cost per Ounce (Non-GAAP) -- measured for each mine or combined -- provides an indication of the level of cash costs incurred per PGM ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because ultimately extracting PGM material is the objective of mining, the cash cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Cash Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Cash Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Total Operating Costs (Non-GAAP): This non-GAAP measure is derived from Total Cash Costs (Non-GAAP) for each mine or combined by excluding royalty, tax and insurance expenses from Total Cash Costs (Non-GAAP). Royalties, taxes and insurance costs are contractual or governmental obligations outside of the control of the Company's mining operations, and in the case of royalties and most taxes, are driven more by the level of sales realizations rather than by operating efficiency. Consequently, Total Operating Costs (Non-GAAP) is a useful indicator of the level of production and processing costs incurred in a period that are under the control of mining operations.

When divided by the total tons milled in the respective period, Total Operating Cost per Ton Milled (Non-GAAP) -- measured for each mine or combined -- provides an indication of the level of controllable cash costs incurred per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. Because ore tons are first actually weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Operating Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Operating Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Operating Cost per Ounce (Non-GAAP) -- measured for each mine or combined -- provides an indication of the level of controllable cash costs incurred per PGM ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because ultimately extracting PGM material is the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Operating Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Operating Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Reconciliation of Non-GAAP Measures
 to Costs of Revenues

                                     Three Months Ended   Six Months Ended
                                          June 30,            June 30,
(in thousands)                         2012      2011      2012      2011
                                     --------  --------  --------  --------
Consolidated:
Reconciliation to consolidated costs
 of revenues:

Total operating costs (Non-GAAP)     $ 49,915  $ 42,454  $101,743  $ 86,754
  Royalties, taxes and other           10,612    12,380    20,915    25,428
                                     --------  --------  --------  --------
Total cash costs (Non-GAAP)          $ 60,527  $ 54,834  $122,658  $112,182
  Asset retirement costs                  157       144       311       285
  Depletion, depreciation and
   amortization                        14,601    15,395    29,005    31,196
  Depletion, depreciation and
   amortization (in inventory)           (294)     (773)     (358)   (1,090)
                                     --------  --------  --------  --------
Total production costs (Non-GAAP)    $ 74,991  $ 69,600  $151,616  $142,573
  Change in product inventories         3,554      (716)    3,737    (8,211)
  Cost of PGM recycling                93,149    79,552   177,264   124,706
  PGM recycling - depreciation            261       265       529       527
  Add: Profit from by-products          7,229     8,005    16,351    15,539
  Add: Profit from PGM recycling        3,823     3,600     6,326     6,639
                                     --------  --------  --------  --------
Total consolidated costs of revenues $183,007  $160,306  $355,823  $281,773
                                     ========  ========  ========  ========

Stillwater Mine:
Reconciliation to costs of revenues:

Total operating costs (Non-GAAP)     $ 34,566  $ 30,967  $ 69,692  $ 64,277
  Royalties, taxes and other            7,230     8,963    14,054    18,035
                                     --------  --------  --------  --------
Total cash costs (Non-GAAP)          $ 41,796  $ 39,930  $ 83,746  $ 82,312
  Asset retirement costs                  145       133       288       264
  Depletion, depreciation and
   amortization                        11,067    12,169    22,237    24,156
  Depletion, depreciation and
   amortization (in inventory)           (228)     (443)     (484)     (124)
                                     --------  --------  --------  --------
Total production costs (Non-GAAP)    $ 52,780  $ 51,789  $105,787  $106,608
  Change in product inventories         2,040      (590)    3,294    (7,210)
  Add: Profit from by-products          4,636     5,244    10,602     9,884
  Add: Profit from PGM recycling        2,803     2,732     4,615     5,020
                                     --------  --------  --------  --------
Total costs of revenues              $ 62,259  $ 59,175  $124,298  $114,302
                                     ========  ========  ========  ========

East Boulder Mine:
Reconciliation to costs of revenues:

Total operating costs (Non-GAAP)     $ 15,349  $ 11,487  $ 32,052  $ 22,477
  Royalties, taxes and other            3,382     3,417     6,860     7,393
                                     --------  --------  --------  --------
Total cash costs (Non-GAAP)          $ 18,731  $ 14,904  $ 38,912  $ 29,870
  Asset retirement costs                   12        11        23        21
  Depletion, depreciation and
   amortization                         3,534     3,226     6,769     7,040
  Depletion, depreciation and
   amortization (in inventory)            (66)     (330)      125      (966)
                                     --------  --------  --------  --------
Total production costs (Non-GAAP)    $ 22,211  $ 17,811  $ 45,829  $ 35,965
  Change in product inventories         1,514      (126)      443    (1,001)
  Add: Profit from by-products          2,593     2,761     5,749     5,655
  Add: Profit from PGM recycling        1,020       868     1,711     1,619
                                     --------  --------  --------  --------
Total costs of revenues              $ 27,338  $ 21,314  $ 53,732  $ 42,238
                                     ========  ========  ========  ========

PGM Recycling
Reconciliation to costs of revenues:
  PGM recycling - depreciation            261       265       529       527
  Cost of PGM recycling                93,149    79,552   177,264   124,706
                                     --------  --------  --------  --------
Total costs of revenues              $ 93,410  $ 79,817  $177,793  $125,233
                                     ========  ========  ========  ========

CONTACT:
Mike Beckstead
(406) 373-8971